Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Large Scale Biology Corporation on Form S-3 of our report dated March 24, 2004, appearing in the Annual Report on Form 10-K of Large Scale Biology Corporation for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No.142, “Goodwill and Other Intangible Assets”) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Sacramento, California

April 6, 2004